EXHIBIT 99.1
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             INTERNATIONAL WIRE ANNOUNCES FIRST QUARTER 2007 RESULTS

Camden, NY - May 15, 2007-International Wire Group, Inc. (ITWG.PK) today announced results for the first quarter ended March 31, 2007 including increased net sales, strong net income and lower debt levels compared to the first quarter of 2006.

Net sales for the quarter ended March 31, 2007 increased by 20.4% to $174.1 million, or an increase of $29.5 million, compared to $144.6 million in the same period in 2006. Excluding the effects of higher copper prices and an increased level of tolled copper business, net sales increased $30.2 million. This increase was from sales related to the acquisition of IWG High Performance Conductors, Inc. ("HPC") on March 31, 2006 of $31.2 million and a $2.5 million volume increase in sales in the Engineered Wire Products-Europe segment partially offset by $3.5 million lower net volume in the Bare Wire segment. Excluding HPC, net sales were $142.9 million in the first quarter of 2007 versus $144.6 million in the first quarter of 2006.

Operating income for the three months ended March 31, 2007 was $8.3 million compared to $7.1 million for the three months ended March 31, 2006. Operating income for the Bare Wire segment was down $1.2 million in the 2007 period due to lower sales volume into the electronics/data communications, industrial/energy and appliance markets compared to very strong demand in 2006 as well as lower overhead absorption and higher depreciation, partially offset by higher customer pricing/mix. HPC's operating income of $3.3 million was partially offset by slightly lower results in our Engineered Wire Products- Europe segment and a $0.8 million increased charge for non-cash stock-based compensation expense.

Net income of $4.0 million, or $0.40 per basic and diluted share, for the three months ended March 31, 2007 increased by $2.1 million, or 111%, over 2006 levels of $1.9 million, or $0.19 per basic and diluted share, from a combination of the HPC acquisition, reduced interest expense on lower debt levels and a lower cost debt structure, a reduced effective tax rate in 2007 and the favorable effect from the absence of losses from discontinued operations (the Company's former insulated wire business).

Operating cash flow was strong and debt levels were reduced by $31 million in the first quarter of 2007. As of March 31, 2007, debt has been reduced by $90.4 million since October 20, 2004, the date of our emergence from bankruptcy.

Rodney D. Kent, Chief Executive Officer, stated: "While early 2007 sales demand in our core bare wire business was softer than in 2006, we are very pleased with our progress in achieving our strategic goals of reduction of debt levels and expansion into new products, including silver-plated and nickel-plated conductors, and new markets, including aerospace and medical devices, with the



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HPC acquisition. In addition, preparation for our new plant site in Sherrill,
New York is on schedule to begin production in the third quarter of 2007. This new facility will increase our Bare Wire segment installed tin-plated capacity by approximately 16% and the installed total capacity by approximately 3%. In addition, there will be lower utility costs, through hydroelectric power rates, and its proximity to our other plant sites will provide greater production flexibilities. The plant and equipment have been designed to support growth in the electronics/data communications and industrial/energy markets."


CONFERENCE CALL
---------------

International Wire Group, Inc. will hold a conference call to discuss its first quarter 2007 results on Tuesday, May 22, 2007 at 11:30 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 9105331. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 and referencing Conference ID number 9105331 until 11:59 p.m. Eastern Time on May 29, 2007.


ABOUT INTERNATIONAL WIRE GROUP, INC.
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International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers and original equipment manufacturers or "OEMS." Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 16 facilities located in the Untied States, Belgium, France and Italy.


FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
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Certain statements in this release may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends," "plans," "estimates," or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any


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forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, copper premiums and alloys, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.


Contact


International Wire Group, Inc.
Glenn J. Holler
Senior Vice-President & CFO
314-416-8215
























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